UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Texas Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Texas Industries Comments on Settlement Discussions with Shamrock

October 12, 2009 – Dallas, Texas -- In recent weeks, Texas Industries (NYSE-TXI) has been engaged in private settlement discussions with Shamrock Capital Advisors with respect to Shamrock’s proxy proposals relating to the Company’s October 22, 2009, annual meeting. Despite significant concessions offered by TXI to Shamrock to avoid continuing an already costly and time-consuming proxy fight, those discussions have been unsuccessful.

“We are certainly disappointed with Shamrock’s lack of interest in a cooperative agreement,” stated Mel Brekhus, Chief Executive Officer.

The Company believes that Shamrock’s demands—which go beyond its public proposals—are unreasonable, result in benefits to Shamrock far out of proportion to Shamrock’s interest in TXI and, most importantly, are not in the best interest of all of TXI’s stockholders.

As part of its discussions with Shamrock, TXI has offered to welcome all of Shamrock’s nominees to its board and to include them on the specific board committees requested by Shamrock. In addition, TXI offered to fully consider Shamrock’s requests for changes in the Company bylaws.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregate, ready-mix concrete and concrete products.

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